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                                                                     Exhibit 4.3

                                ESCROW AGREEMENT

         This Escrow Agreement is made this 7th day of May, 2001, by and between Husker Ag Processing LLC, a Nebraska limited liability company ("Husker Ag"), and Midwest Bank N.A. d/b/a Plainview National Bank, a Nebraska chartered banking corporation, with an office located in Plainview, Nebraska ("Escrow Agent").

                                R E C I T A L S :

         WHEREAS, Husker Ag was formed for the purpose of constructing and operating an ethanol plant near Plainview, in Pierce County, Nebraska;

         WHEREAS, Husker Ag is, or will be, conducting a public offering of its membership units and pursuant to the terms and conditions of its prospectus, Husker Ag has committed to escrow the proceeds of the membership units sold to investors;

         WHEREAS, Husker Ag wishes to establish an escrow account to hold the proceeds of subscriptions for the membership units for a minimum of 10,000 membership units and a maximum of 12,000 membership units, until written instructions from Husker Ag have been received;

         WHEREAS, Midwest Bank N.A. d/b/a Plainview National Bank is willing to hold the escrow account and serve as Escrow Agent, in accordance with the terms and conditions provided in this Escrow Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. ESTABLISHMENT OF ESCROW ACCOUNT. Husker Ag shall open and maintain an escrow account with Escrow Agent which shall be an interest bearing account, and shall earn interest at the rate offered from time to time by Escrow Agent (the "Escrow Account").

         2. ESCROW ACCOUNT AUTHORIZATIONS. Only officers of the Escrow Agent shall be entitled to withdraw funds from the Escrow Account as provided herein. Husker Ag shall deliver to Escrow Agent for deposit in the Escrow Account all funds, checks, bank money orders, etc., received by Husker Ag from the sale of membership units. All checks, bank money orders, etc. shall be made payable to "Midwest Bank N.A. as Escrow Agent for Husker Ag Processing, LLC". Husker Ag shall deliver to Escrow Agent with each investor's funds, the investor's name, address, amount of investment and date of deposit. Escrow Agent shall maintain this information in its records for the purpose of returning to each investor the investor's funds in the event that the minimum equity offering of $10 million is not subscribed by December 1, 2001, as provided in Paragraph 4 of this Agreement. All proceeds so deposited shall remain the property of the subscriber and shall not be subject to any liens or charges by the Escrow Agent or judgments or creditors' claims against Husker Ag unless and until released to Husker Ag as hereinafter provided. The pro rata amount of interest to be allocated to each subscriber in the event the funds are returned to the subscribers will be based on the date of the deposit of the respective subscriber's funds into the Escrow Account by Husker Ag.

         3. INVESTMENT OF DEPOSITED FUNDS. The Escrow Agent shall invest all funds received and deposited in the Escrow Account in United States government or government agency securities, or certificates of deposit issued by banks with a net worth of at least $10,000,000. Any investment of deposited funds must be made in recognition that offering proceeds must be able to be transmitted promptly to Husker Ag or the investors if the stated

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conditions are met. The following securities are not permissible as investments:
(1) money market funds; (2) corporate equity or debt securities; (3) repurchase agreements; (4) bankers acceptances; (5) commercial paper; and (6) municipal securities.

         4. WITHDRAWALS FROM ESCROW ACCOUNT. Husker Ag shall not withdraw funds from the Escrow Account for use by Husker Ag prior to the time that the following conditions are met (the "Release Conditions"): (a) Husker Ag closes the offering and has obtained signed Subscription Agreements for sales of membership units totaling at least $10,000,000; (b) Husker Ag has obtained a commitment letter for financing construction of the ethanol plant; and (c) there shall not be any legal orders prohibiting the offering or release of funds from escrow, or orders from the United States Securities and Exchange Commission revoking the effectiveness of the Registration Statement related to the offering.

         5. TERMINATION OF ESCROW ACCOUNT. At such time as Husker Ag has met the Release Conditions, which shall be completed by December 1, 2001, Husker Ag's Board of Directors shall adopt a resolution instructing the Escrow Agent to terminate the Escrow Account and transfer all funds, including interest, to other accounts maintained by Husker Ag. In the event that Husker Ag has not met the Release Conditions by December 1, 2001, then Husker Ag shall instruct the Escrow Agent to return to the investors all funds from the sale of membership units held in the Escrow Account with interest. Husker Ag may, in its sole discretion, abandon the sale of the membership units at any time prior to the termination of the offering period. Upon the receipt of written instructions from the Chairman of the Board or President of the Company that the offering is being abandoned, the Escrow Agent shall refund the monies on deposit to the subscribers thereof as provided in this Paragraph 5.

         6. ESCROW AGENT'S RELIANCE. Escrow Agent shall be under no duty or responsibility to make any inquiry or investigation as to the accuracy, adequacy, and shall be entitled to assume conclusively, correctness and completeness of any and all information given in any affidavit, statement, or other paper received by Escrow Agent under this Escrow Agreement, including, but not limited to the prospectus. Escrow Agent shall be entitled to rely upon any notice, request, affidavit, approval, statement, consent or other paper believed by Escrow Agent to be genuine and to have been signed by the proper party or parties.

         7. HOLD HARMLESS. Escrow Agent shall not be liable to Husker Ag and/or any investor for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, excepting only its own intentional and deliberate misconduct.

         8. INDEMNIFICATION. Husker Ag agrees to defend, indemnify and hold Escrow Agent harmless from and against any and all claims, actions, judgments, losses, liabilities, obligations, damages, charges, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses incurred by Escrow Agent (including such fees and expenses incurred in any litigation by or against any of the parties to this Escrow Agreement under this Paragraph 8, arising directly or indirectly from, out of or incident to this Escrow Agreement, excepting only those accruing as a result of Escrow Agent's own intentional and deliberate misconduct.

         9. ESCROW AGENT'S FEES. Escrow Agent shall be entitled to charge Husker Ag a fee for providing services hereunder in accordance with the terms of Exhibit A attached hereto and incorporated herein by reference.

        10. TIME. Time is of the essence of this Agreement.

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        11. APPLICABLE LAW. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Nebraska.

        12. BINDING EFFECT. This Agreement shall be binding upon the parties and their respective successors and assigns.


         IN WITNESS WHEREOF, the parties have hereunto signed this Agreement.

HUSKER AG PROCESSING LLC,               MIDWEST BANK, N.A. d/b/a PLAINVIEW
a Nebraska limited liability company    NATIONAL BANK, a Nebraska chartered
                                        banking corporation




By: /s/  Gary Kuester                   By: /s/  Roger Synovec
    --------------------------------       -------------------------------------

    Its: Chairman of the Board             Its:  President
        ----------------------------           ---------------------------------

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                                    EXHIBIT A

                                  FEE AGREEMENT

         Regardless of whether the Release Conditions are met by December 1, 2001, the Escrow Agent shall be paid a fee of $500 plus the aggregate of the Daily Escrow Charges (as defined below) for each day funds are held in the Escrow Account. The "Daily Escrow Charge" shall equal the balance of the funds held in the Escrow Account on each day multiplied by .005 and then divided by 365.